                                                                    EXHIBIT 99.1

                       [AMERICA SERVICE GROUP INC. LOGO]

FOR IMMEDIATE RELEASE

CONTACT:    MICHAEL CATALANO                       S. WALKER CHOPPIN
            CHAIRMAN, PRESIDENT AND                SENIOR VICE PRESIDENT AND
              CHIEF EXECUTIVE OFFICER                CHIEF FINANCIAL OFFICER
            (615) 376-1319                         (615) 376-1346


                         AMERICA SERVICE GROUP ANNOUNCES
                          RECORD THIRD QUARTER RESULTS

THIRD QUARTER HIGHLIGHTS:

- Revenues increased 47.5% over prior-year quarter and 34.1% over prior year nine-month period
- Earnings per share increased to $0.37 compared with $0.30 for the prior-year quarter
- Acquired Stadtlanders Corrections Division and commenced operations as Secure Pharmacy Plus, Inc.
- Repaid $5 million of the $8 million borrowed to finance the Stadtlanders acquisition

NASHVILLE, Tennessee (October 24, 2000) - America Service Group Inc. (NASDAQ:ASGR) announced today record results for the third quarter and nine months ended September 30, 2000.

         In commenting on the third quarter results, Michael Catalano, chairman, president and chief executive officer of America Service Group, said, "We are pleased to report another quarter of growth and solid achievement. Our goals for the fourth quarter are to continue operations on a steady course, realize the marketing opportunities before us, and prepare for the following year."

         Healthcare revenue for the third quarter of 2000 was $102.8 million, up 47.5% from $69.7 million in the year-ago quarter. Net income was $2.1 million, or $0.37 per diluted share, for the third quarter of 2000 compared with net income, excluding transitional costs related to the EMSA acquisition, of $1.5 million, or $0.30 per diluted share for the third quarter of 1999.

         Healthcare expenses as a percent of revenue for the third quarter of 2000 were 89.7%, in line with 89.7% in the third quarter of 1999. Selling, general and administrative expenses improved to 3.8% of revenues in the third quarter of 2000 from 4.4% of revenues in the third quarter of 1999.

         Healthcare revenue for the nine months ended September 30, 2000, was $268.5 million, up 34.1% from $200.2 million in the first nine months of 1999. Net income for the nine-month period was $5.6 million, or $1.02 per diluted share, compared with net income, excluding a noncash, nonrecurring dividend and transitional costs related to the EMSA acquisition, of $3.8 million, or $0.79 per diluted share, for the nine months ended September 30, 1999.



                                     -MORE-


              105 Westpark Drive - Suite 300 - Brentwood, TN 37027
                        615-373-3100 - Fax 615-376-9862

ASGR Announces Third Quarter Results
Page 2
October 24, 2000


         Healthcare expenses as a percent of revenue for the nine-month period were 90.1% compared with 90.0% in the same nine-month period of 1999. Selling, general and administrative expenses improved to 3.8% of revenues for the nine-month period ended September 30, 2000, from 4.5% of revenues for the same period in 1999.

         In the latter part of September, America Service Group acquired Stadtlanders Corrections Division, which is operated as a subsidiary of America Service Group under the name Secure Pharmacy Plus, Inc. The Company expects the transaction, which was structured as an asset purchase and required $8 million in funding, to be accretive to earnings in 2001. Subsequent to the Stadtlanders Corrections Division acquisition, the Company paid down $5 million on its Senior Credit Facility.

         Also late in the quarter, the Company confirmed that its operating subsidiary, Prison Health Services, Inc. had been invited to enter into negotiations to provide healthcare services for inmates in the custody of the New York City Department of Corrections. This confirmation was in response to newspaper reports concerning the potential award of the contract. Otherwise, it is the Company's policy not to comment on pending contract matters until a contract for services has been signed and an appropriate release is coordinated with the client.

         Finally, during the third quarter, the Company announced that it had strengthened its management team through the promotions of Gerard F. Boyle, formerly Chief Operating Officer, to Chief Development Officer, and Bruce A. Teal, formerly Chief Financial Officer, to Chief Operating Officer. In addition,
S. Walker Choppin, formerly Senior Vice President of the Healthcare Group of Bank of America, joined the Company as Chief Financial Officer.

         A listen-only simulcast and 30-day replay of America Service Group's third quarter conference call will be available online at www.asgr.com, www.streetevents.com, or www.vcall.com on October 24, 2000, beginning at 11:00 a.m. Eastern time.

         America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of managed healthcare and pharmacy programs for approximately 325,000 inmates. The Company employs over 6,000 medical, professional and administrative staff nationwide.

         This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements. A discussion of the important factors and assumptions regarding the statements and risks involved is contained in the Company's filings with the Securities and Exchange Commission.





                                     -MORE-

ASGR Announces Third Quarter Results
Page 3
October 24, 2000

                           AMERICA SERVICE GROUP INC.
                              FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)

CONSOLIDATED INCOME STATEMENT:

                                                                                 Three Months Ended
                                                                --------------------------------------------------
                                                                   Sept. 30,      % of       Sept. 30,      % of
                                                                     2000        Revenue       1999       Revenue
                                                                -------------   --------  --------------  --------
Healthcare revenue                                              $     102,842      100.0  $       69,667     100.0
Healthcare expenses                                                    92,250       89.7          62,493      89.7
                                                                -------------   --------  --------------  --------
Gross margin                                                           10,592       10.3           7,174      10.3
Selling, general and administrative expenses                            3,896        3.8           3,058       4.4
Depreciation and amortization                                           1,625        1.6             997       1.4
                                                                -------------   --------  --------------  --------
Income from operations                                                  5,071        4.9           3,119       4.5
Net interest expense                                                    1,411        1.4             924       1.3
                                                                -------------   --------  --------------  --------
Income before taxes                                                     3,660        3.5           2,195       3.2
Provision for income taxes                                              1,558        1.5             878       1.3
                                                                -------------   --------  --------------  --------
Net income                                                              2,102        2.0           1,317       1.9
Preferred stock dividends                                                 165        0.1              97       0.1
                                                                -------------   --------  --------------  --------
Net income attributable to common shares                        $       1,937        1.9           1,220       1.8
                                                                =============   ========  ==============  ========
Net income per common share:
     Basic                                                      $        0.49             $         0.34
                                                                =============             ==============
     Diluted                                                    $        0.37             $         0.28
                                                                =============             ==============
     Diluted - exclusive of nonrecurring item(1)                $        0.37             $         0.30
                                                                =============             ==============
Weighted average shares outstanding:
     Basic                                                              3,925                      3,613
                                                                =============             ==============
     Diluted                                                            5,650                      4,786
                                                                =============             ==============

                                                                                  Nine Months Ended
                                                                --------------------------------------------------
                                                                   Sept. 30,      % of       Sept. 30,      % of
                                                                     2000        Revenue       1999       Revenue
                                                                -------------   --------  --------------  --------
Healthcare revenue                                              $     268,460      100.0  $      200,166     100.0
Healthcare expenses                                                   241,840       90.1         180,232      90.0
                                                                -------------   --------  --------------  --------
Gross margin                                                           26,620        9.9          19,934      10.0
Selling, general and administrative expenses                           10,307        3.8           9,022       4.5
Depreciation and amortization                                           4,038        1.5           2,695       1.4
                                                                -------------   --------  --------------  --------
Income from operations                                                 12,275        4.6           8,217       4.1
Net interest expense                                                    2,767        1.0           3,215       1.6
                                                                -------------   --------  --------------  --------
Income before taxes                                                     9,508        3.6           5,002       2.5
Provision for income taxes                                              3,897        1.5           2,001       1.0
                                                                -------------   --------  --------------  --------
Net income                                                              5,611        2.1           3,001       1.5
Preferred stock dividends                                                 489        0.2           2,150       1.1
                                                                -------------   --------  --------------  --------
Net income attributable to common shares                        $       5,122        1.9             851       0.4
                                                                =============   ========  ==============  ========
Net income per common share:
     Basic                                                      $        1.35             $         0.24
                                                                =============             ==============
     Diluted                                                    $        1.02             $         0.24
                                                                =============             ==============
     Diluted - exclusive of nonrecurring item(1)                $        1.02             $         0.79
                                                                =============             ==============
Weighted average shares outstanding:
     Basic                                                              3,796                      3,588
                                                                =============             ==============
     Diluted                                                            5,502                      4,412
                                                                =============             ==============

(1) Included in the income statement for the quarter and nine months ended September 30, 1999, are $0.2 and $0.8 million, respectively, of transitional and nonrecurring costs relating to the EMSA acquisition.



                                     -MORE-

ASGR Announces Third Quarter Results
Page 4
October 24, 2000




CONSOLIDATED BALANCE SHEET:

                                                   Sept. 30,     Dec. 31,
                                                     2000          1999
                                                 -----------   -----------
Cash and cash equivalents                        $     1,762   $       444
Other current assets                                  59,688        48,467
                                                 -----------   -----------
Current assets                                        61,450        48,911
Cost in excess of net assets acquired                 76,312        44,548
Property and equipment, net                            8,164         3,932
Other assets                                           4,075         1,336
                                                 -----------   -----------
                                                 $   150,001   $    98,727
                                                 ===========   ===========

Current liabilities                              $    53,779   $    39,413
Other liabilities                                      3,265         2,874
Long-term debt                                        54,113        25,500
Stockholders' equity(1)                               38,844        30,940
                                                 -----------   -----------
                                                 $   150,001   $    98,727
                                                 ===========   ===========

(1) Includes $12.4 million of redeemable preferred stock as of September 30, 2000, and $1.8 million of redeemable common stock and $12.4 million of redeemable preferred stock as of December 31, 1999. As of July 19, 2000, all of the redeemable common either had expired or had been sold, thereby eliminating said redemption provision.




                                      -END-